Exhibit 10.22

Change of Control Agreement

This Change of Control Agreement (this “Agreement”) is entered into as of December 2, 2013 by and among Florida East Coast Railway LLC., a Florida limited liability company (the “Company”), and Francis Chinnici (“Executive”).  Where the context permits, references to “the Company” shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the terms of the offer letter dated January 17, 2013 pursuant to which Executive was employed as Senior Vice President, Engineering and Purchasing of the Company; and

WHEREAS, the parties wish to establish the terms in which a change of control of the Company has taken place;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Termination by the Company without Cause upon a Change in Control.  If Executive’s employment is terminated by the Company due to a Change in Control, then Executive shall be entitled to:

1.     the Accrued Benefits payable as provided herein;

2.     an amount in cash equal to one (1) year of Base Salary as in effect on the date of such termination, payable in equal monthly installments during the one-year period following the date of termination, commencing on the 60th day following the date of termination, provided that Executive has executed a general release of claims in a form satisfactory to the Company (the “Release”) and the Release has become irrevocable within 60 days following the date of termination, provided further that the first such payment shall consist of all amounts payable to the Executive pursuant to the terms set forth herein between the date of termination and the 60th day following the date of termination;

3.     in the event such termination occurs other than within the 12 month period following a Change of Control, the RSUs held by Executive that would have become vested on the next scheduled vesting date pursuant to the terms applicable to each individual grant of such RSUs shall immediately vest and the shares underlying such RSUs shall be delivered on the 60th day following the date of termination, provided that Executive executes the Release and the Release becomes irrevocable within 60 days following the date of termination; and

4.     in the event such termination occurs within the 12 month period following a Change of Control, all RSUs then held by Executive shall immediately vest and the shares underlying such RSUs shall be delivered on the 60th day following the date of termination, provided that Executive executes the Release and the Release becomes irrevocable within 60 days following the date of termination.

Definitions.  For purposes of this Agreement:

An “affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

“Change of Control” means an event or series of events as a result of which the Fortress Entities, collectively, directly or indirectly legally or beneficially own less than fifty percent (50%) of the voting stock (or other equity interest) of the Company, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of the Company; provided, however, that a “Change of Control” shall not be deemed to occur:

(A)          upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving the Company, including the sale of all or substantially all of the assets of the Company (each, a “Business Combination”), if one or more Fortress Entities collectively (I) directly or indirectly legally or beneficially own at least thirty percent (30%) of the voting stock (or other equity interest) of the Company or the surviving/acquiring entity, as the case may be, and (II) continue to be the largest shareholder (or other holder of equity) of the Company or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (I) and (II) continue to be satisfied; or

(B)          (I) upon a Company IPO (without regard to the percentage of voting stock (or other equity interest) of the Company directly or indirectly legally or beneficially owned by the Fortress Entities immediately after such Company IPO) or (II) without limiting clause (I), if at any time following a Company IPO one or more Fortress Entities collectively directly or indirectly legally or beneficially own at least thirty percent (30%) of the voting stock (or other equity interest) of the Company and are the largest shareholder (or other holder of equity) of the Company.

“Company IPO” means a firmly underwritten public offering pursuant to a registration statement declared effective under the Securities Exchange Act of 1934, as amended, covering the offer and sale of shares of stock (or other equity interests) of either the Company, Florida East Coast Railway Corp, or FEC Holdings Corp. for the account of the Company, Florida East Coast Railway Corp, or FEC Holdings Corp. as the case may be, to the public generally in which the net proceeds to the Company, Florida East Coast Railway Corp, or FEC Holdings Corp., as the case may be, are not less than $100,000,000.

“Fortress Entity” means any of (i) Fortress Fund V GP L.P. or any affiliate thereof, (ii) any investment vehicle (whether formed as a private investment fund, stock company, partnership or otherwise) or managed account managed directly or indirectly by Fortress Investment Group LLC or any of its affiliates, including but not limited to Fortress Fund V (Fund A) L.P. and its parallel affiliated funds or (iii) any person or entity of which the majority of its stock, partnership or membership interests are owned, directly or indirectly, by any person or entity described in sub paragraph (ii) above.

“Section 409A”.  It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 of this Agreement until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company.  Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death.  Any payments delayed pursuant to this Section 5(g) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death.  In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during his employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

FLORIDA EAST COAST RAILWAY LLC.

By:	/s/ James R. Hertwig
Name: James R. Hertwig
Title: President & CEO

EXECUTIVE

/s/ Francis Chinnici
Francis Chinnici